Exhibit 10.30

DATED 29 NOVEMBER 2021

AMONGST

TRANGLO SDN BHD

(“TSB”)

AND

TRANGLO PTE LTD

(“COMPANY”)

AND

RIPPLE LABS SINGAPORE PTE. LTD.

(“INVESTOR”)

SECONDMENT AGREEMENT

Dentons Rodyk & Davidson LLP

80 Raffles Place

#33-00 UOB Plaza 1

Singapore 048624

G +65 6225 2626

F +65 6225 1838

dentons.com

1

SECONDMENT AGREEMENT

THIS SECONDMENT AGREEMENT (the “Agreement”) is made on 29 November 2021.

BETWEEN:

1)	RIPPLE LABS SINGAPORE PTE. LTD., (Company Registration No. 201708102R) a company incorporated in Singapore with its registered office at 77 Robinson Road, #16-00, Singapore 068896 (the “Investor”);

AND

2)	TRANGLO SDN BHD (Company Registration No. 809241-M/2008010079), a company incorporated in Malaysia with its registered office at B-9-19, Oasis Square, Block B, 2, Jalan PJU1A/7A, Ara Damansara, 47301, Petaling Jaya, Selangor (“TSB”);

AND

3)	TRANGLO PTE LTD (Company Registration No. 201618103C), a company incorporated in Singapore with its registered office at 10 Anson Road, #12-08 International Plaza, Singapore 079903 (the “Company”),

(collectively referred herein as the “Parties” and each a “Party”).

WHEREAS:

(A)	The Investor had on 10 March 2021 entered into a sale and purchase agreement (“SPA”) with certain vendors to purchase 40% of the shares of TSB. In connection therewith and as a condition precedent thereunder, the Investor had entered into a shareholders’ agreement (“SHA”) on 19 March 2021 with TSB and TNG Fintech Group Inc. (“TNG”) to govern the rights and obligations of the Investor and TNG as shareholders of TSB, which is to take effect after completion under the SPA (“Completion”). The Investor will become a 40% shareholder in TSB after Completion.

(B)	Pursuant to the terms of the SHA, the Investor is entitled to appoint one (1) executive officer to be employed by TSB who shall serve as the initial Ripple Executive Officer (as defined under the SHA). As amended by the terms of the side letter to the SHA entered into between the Investor, TSB and TNG on 29 November 2021, the Investor is now desirous of seconding its employee (the “Secondee”) to the Company (which is a wholly-owned subsidiary of TSB) instead to serve as the Ripple Executive Officer, and the Company agrees to the secondment on the terms and conditions set out herein.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including, for the avoidance of doubt, the Recitals and the Schedules), except to the extent that the context otherwise requires, the following terms shall have the meanings set forth below:

F_

“Business Day” means a day (other than Saturday, Sunday or gazetted public holiday) on which commercial banks are open for business in Malaysia and Singapore;

“Employment Agreement” means the employment agreement entered into between the Secondee and the Investor;

2

“Group” means TSB and its subsidiaries, taken as a whole; and

“Secondee” means the person whose name and details are set out in Schedule 1 (as amended and modified by the Parties from time to time in accordance with Clause 2.1;

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to Recitals, Clauses and Schedules are to be construed as references to the recitals, clauses and schedules to this Agreement and references to this “Agreement” include its Schedules. References to Paragraphs and Parts are to paragraphs and parts of the Schedules;

(b)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

(c)	references to a “person” shall be construed as including references to an individual, firm, company, corporation, partnership, association, limited liability partnership, joint venture, limited liability company, unincorporated organisation (whether or not having separate legal personality), business trust, trust, governmental or quasi-governmental authority, any state, any agency or body or other entity or organisation thereof. Any reference to “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(d)	any reference in this Agreement to a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re- enactment applies or is capable of applying to any transactions entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced. References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision;

(e)	headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(f)	references to any agreement or document, including this Agreement, shall include such agreement or document as the same may from time to time be amended, modified or supplemented;

(g)	references to “writing” or “written” includes any non-transitory form of visible reproduction of words;

(h)	references to any party shall include its permitted assigns and transferees, and its successors-in-title and personal representatives;

(i)	references to “subsidiary” and “related corporation” shall have the same meanings in this Agreement as their respective definitions in the Companies Act of Singapore, Cap. 50;

(j)	unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”;

(k)	except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties;

(l)	references to those of the Parties that are individuals include their respective legal personal representatives;

3

(m)	the ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words; and

(n)	unless the context otherwise requires, a reference to a time of day is a reference to Singapore time. Except where otherwise expressly provided, where under this Agreement the day on which any act, matter or thing is to be done is a day other than a Business Day, such act, matter or thing shall be done on the immediately succeeding Business Day.

1.3	The Interpretation Act, Chapter 1 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

2.	SECONDMENT

2.1.	The Investor hereby seconds the Secondee to the Company to serve as Ripple Executive Officer of the Company, and the Company hereby agrees to the secondment (the “Secondment”) in accordance with the terms and conditions set out in this Agreement. The Investor may from time to time, remove and/or substitute the Secondee seconded to the Company with another of its employees in accordance with the terms of Clause 6 of the SHA pursuant to which Schedule 1 of this Agreement shall be amended for new details of the Secondee.

2.2.	During the Secondment, the Investor, in its capacity as the Secondee’s employer, shall instruct the Secondee to report to, and receive substantive direction regarding the Secondee’s duties from, the board of directors of the Company (the “Board”), as well as the Chief Executive Officer of TSB and the board of directors of TSB (the “TSB Board”), and shall be responsible for, inter alia, the following matters in relation to the Group:

(a)	instituting the strategy of employing RippleNet and the Investor’s On Demand Liquidity product to reduce customer’s prefunding requirements;

(b)	overseeing strategic product matters, including but not limited to, the product roadmap, geographic expansion, quality, pricing and capital;

(c)	a signatory of material bank transactions of TSB, where “material” means more than US$100,000;

(d)	migrating customers to RippleNet and selling the Investor’s working capital solution;

(e)	determining the pricing strategy to reposition TSB for the purpose of accelerating volume growth;

(f)	negotiating commercial terms with payout partners, including but not limited to banks and payment companies; and

(g)	defining geographic expansion strategy and prioritising new geographical markets.

The Company and TSB shall provide the Secondee with such documents, information, equipment, computer resources and other facilities and access to the Company’s and/or TSB’s premises as may be necessary, or as the Secondee may reasonably request, for the Secondee to perform the services above. The Company shall also procure that all its/TSB’s employees, contractors and agents cooperate fully and render all such assistance as may reasonably be required by the Secondee to enable the Secondee to perform his or her services set out above.

4

2.3.	For the avoidance of doubt, the provisions in Clause 17 of the SHA shall continue to apply to the Secondee and the Company shall procure the Secondee to enjoy the benefit of directors’ and officers’ liability insurance as provided in paragraph 2 of Schedule 3 of the SHA at all times during the Secondment. Save as mentioned in the foregoing, the Secondee shall be subject to the personnel policies and other terms and conditions of employment administered by the Investor with respect to its employees, generally, and shall be entitled to receive from the Investor all benefits, perquisites and privileges available generally to its employees, whether or not seconded, and shall not be entitled to receive any such benefits, perquisites or privileges from the Company.

2.4.	The payment of any applicable taxes, duties, social security and like payments arising out of the Secondment under this Agreement, including without limitation personal income tax, shall be dealt with by the Parties in accordance with laws and regulations applicable to them.

2.5.	This Agreement is non-exclusive and the Investor shall be free to place the Secondee with other entities or assign them to other jobs.

2.6.	Notwithstanding any other provisions of this Agreement, the Company agrees that the Investor shall not be obliged to second the Secondee or provide a replacement during any such time as the Secondee may be absent due to sickness or to annual or medical leave or any other form of leave entitlements taken.

3.	REIMBURSEMENT

3.1	In consideration for the Investor making the Secondee available to provide the services during the Secondment, the Parties agree that the Company shall pay the Investor an annual reimbursement sum of US$400,000 (the “Reimbursement Sum”), to be paid in equal amounts of US$100,000 on a quarterly basis promptly following the end of each quarter (or such pro- rata portion if the Secondment was not in effect for the entire year and/or quarter).

3.2	The Investor may from time to time propose any reasonable changes to the Reimbursement Sum, subject to the approval of the Board (such approval not to be unreasonably withheld or delayed). Any such agreed changes will take effect onwards from the quarter immediately following the Board’s approval.

4.	INDEMNITY

4.1	The Parties agree that no indemnity is owed by the Investor to the Company for actions of the Secondee insofar as it arises as a result of any act or omission on the part of the Company or any of its employees.

4.2	The Company shall indemnify the Investor against any and all claims, liabilities, actions, proceedings, costs (including legal fees), losses, damages, demands, penalties, fines or expenses suffered or incurred by the Investor which are attributable to any act or omission by the Company or any other person for whom the Company is liable during, and attributable to, the Secondment.

5.	EMPLOYMENT AGREEMENT REMAINS IN FORCE

The Parties hereby agree that:

(a)	the Employment Agreement shall remain in full force and effect in all respects and save as provided herein, its provisions shall not be varied or modified;

(b)	during the course of the Secondment, the Secondee shall remain as an employee of the Investor and shall continue to carry out of his or her duties and obligations under the Employment Agreement, unless his or her employment with the Investor is terminated in accordance with the terms thereunder; and

5

(c)	the Secondee shall not be deemed to be an employee of the Company.

6.	TERMINATION

6.1.	The Secondment shall commence from Completion and the Investor can terminate the Secondment at any time for any reason whatsoever by giving at least fourteen (14) days prior written notice to the Company.

6.2	The Agreement shall automatically terminate on termination of the Secondment in accordance with Clause 6.1 above or upon the commencement of employment of any Ripple Executive Officer (as defined in the SHA) with the Company or TSB.

6.3	The Investor shall also be entitled to terminate this Agreement with immediate effect by written notice to the Company on the following grounds:

(a)	if the Company commits a breach of any of the terms of this Agreement, and where such breach is capable of being remedied, the breach has not been remedied within ten (10) working days’ of receipt by the Company of written notice of such breach;

(b)	if the Company becomes insolvent, or is unable or is deemed by operation of any principal law or by statute to be unable to pay its debts;

(c)	if any proceedings are commenced for the liquidation, dissolution or bankruptcy of the Company and are not discharged or discontinued within ninety (90) days of its commencement, or if the Company becomes bankrupt or goes into liquidation either voluntarily or compulsorily except for the bona fide purpose of amalgamation, merger or re-construction;

(d)	if the Company compounds with its creditors or has a receiver appointed in respect of the whole or any part of its assets;

(e)	the Company ceases to carry on business; or

(f)	the SHA is terminated in accordance with the terms therein.

6.4	The termination of this Agreement howsoever caused shall be without prejudice to the following:

(a)	the rights of any Party against the other subsisting at the date of termination; and

(b)	any clause which by operation of law survives or is specifically stated to survive the termination of this Agreement.

7.	INTELLECTUAL PROPERTY

7.1	The Company recognizes that the Secondee providing the services under this Agreement may be using pre-existing ideas or other material owned by or licensed to the Investor (“Pre- existing Intellectual Property”). No transfer of ownership of Pre-existing Intellectual Property is implied or assumed under this Agreement.

7.2	All intellectual property rights, including but not limited to patents, trade marks, design rights and copyrights (whether in existence on the date of this Agreement or which may come into being subsequently in Singapore or elsewhere), as a result of the services performed by the Secondee pursuant to this Agreement belong to the Investor, unless the Parties specifically agree in writing otherwise.

6

8.	NOTICES

8.1	Any notice, communication and/or information to be given in connection with this Agreement (each, a “Notice”):

(a)	must be in writing in English;

(b)	must be addressed to the Party to whom it is to be given (“Addressee”) at the address or e-mail address set out below or to any other address or e-mail address as notified by the Addressee for the purposes of this Clause 8:

if to the Company:

Address:	10 Anson Road, #12-08 International Plaza, Singapore 079903
Attention:	Jacky Lee
E-mail address:	jacky.lee@tranglo.com
if to the Investor:

Address:	77 Robinson Road, #16-00, Singapore 068896
Attention:	General Counsel
E-mail address:	generalcounsel@ripple.com

if to TSB:

Address:	Unit 10-1, Tower 9, Avenue 5 Jalan Kerinchi, Bangsar South 59200 Kuala Lumpur, Malaysia
Attention:	Jacky Lee
E-mail address:	jacky.lee@tranglo.com

(c)	must be either:

(i)	delivered by hand or sent by pre-paid registered post (by registered airmail in the case of international service) to the Addressee; or

(ii)	sent by e-mail to the Addressee’s e-mail address; and

(d)	is deemed to be received by the Addressee in accordance with Clause 8.2.

8.2	A Notice sent according to Clause 8.1 shall be deemed to have been received:

(a)	if delivered by hand, on the day of delivery and upon written acknowledgement of receipt;

(b)	if sent by pre-paid registered post, on the second (2nd) Business Day after the date of posting (or if sent by registered airmail, on the seven (7th) Business Day after the date of posting); or

(c)	if sent by e-mail, immediately upon delivery to the Party’s specified electronic mail address in legible form via electronic mail, except that if a Notice is received on a day which is not a Business Day or is after 6.00 p.m. (Addressee’s time) on a Business Day, it shall be deemed to have been received at 9:00 a.m. (Addressee’s time) on the following Business Day and in proving service, it shall be sufficient to show that personal delivery was made that the envelope containing the same was properly addressed, stamped and despatched.

7

9.	ASSIGNMENT

The Company shall not assign or sub-contract its rights or obligations under this Agreement unless the prior written approval of Investor has been obtained.

10.	CONTINUING EFFECT

The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as are expressed to operate or have effect thereafter and shall be without prejudice to any other accrued rights or remedies of the Parties.

11.	ENTIRE AGREEMENT

11.1.	This Agreement and all amendments thereto made in accordance therewith shall constitute all of the covenants, agreements and understandings of whatsoever nature or kind existing between the Parties with respect to its subject matter.

11.2.	The terms of this Agreement may only be varied in writing by the Parties hereto or their duly authorised agents.

11.3.	None of the rights or duties of the Secondee under this Agreement may be assigned, transferred or sub-contracted.

12.	PARTIAL INVALIDITY

In case any provision in this Agreement shall be, or at any time shall become invalid, illegal or unenforceable in any respect under any law, such invalidity, illegality or unenforceability shall not in any way affect or impair any other provisions of this Agreement but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

13.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document. Each counterpart may be signed by a Party or Parties and transmitted by facsimile transmission which shall be valid and effectual as if executed as an original.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT (CHAPTER 53B)

The Contracts (Rights of Third Parties) Act, Chapter 53B shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or form part of a class of persons so named, referred to or identified in this Agreement) shall have no right under the Contracts (Rights of Third Parties) Act, Chapter 53B to enforce this Agreement.

15.	GOVERNING LAW

8

15.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

15.2	In the event of any dispute arising out of or in connection with this Agreement or any document or transaction in connection with this Agreement (including any dispute or claim relating to (i) the existence, validity or termination of this Agreement and (ii) any non-contractual obligations arising out of or in connection with this Agreement) (“Dispute”), such Dispute shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (the “Rules”) for the time being in force, which rules are deemed to be incorporated by reference. The seat of the arbitration shall be Singapore. The tribunal shall consist of one (1) arbitrator to be appointed in accordance with the Rules. The language of the arbitration shall be English and the decision of the arbitrator shall be final and binding on the Parties. This arbitration agreement shall be governed by the Laws of the Republic of Singapore. This Clause 15.2 shall not affect the right of either Party to seek such urgent interlocutory relief and the Parties agree irrevocably and unconditionally to submit to the nonexclusive jurisdiction of the courts of Singapore.

9

Schedule 1

Details of Secondment

Name of Secondee	Lisa Kienzle
Position	Senior Director
Passport Number	566459415
Address	156 Thorn Run Rd Butler, PA 16001
Duration of Secondment	Effective from Completion, unless terminated in accordance with Clause 6
Commencement of secondment	Date of Completion
Days, Working Hours	In accordance with the Employment Agreement
Place of Work during Secondment	The offices of the Company and the Investor, or otherwise as Parties may mutually agree in writing
Services by Secondee	Please refer to Clause 2.2

10

IN WITNESS WHEREOF the parties have executed this Agreement on the date first abovestated.

THE INVESTOR

SIGNED by for and on behalf of RIPPLE LABS SINGAPORE PTE. LTD. in the presence of

THE COMPANY

SIGNED by for and on behalf of TRANGLO PTE. LTD. in the presence of
Name: Designation: Director

TSB

SIGNED by for and on behalf of TRANGLO SDN BHD in the presence of